CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Genspera, Inc.. of our report dated March 6, 2012 relating to the financial statements which appears in Genspera, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ RBSM LLP

New York, New York
November 26, 2013